Exhibit 99.1

Contacts Media: Analysts:	Swiss Re Michael McNamara (212) 317-5640 Investor Relations 41 1 285 4444	Lincoln Adrienne Mongan (215) 448-1455 Priscilla Brown (215) 448-1422

FOR IMMEDIATE RELEASE	December 7, 2001

SWISS RE COMPLETES LINCOLN RE ACQUISITION

ZURICH and PHILADELPHIA, December 7, 2001 – Swiss Re (RUKN) and Lincoln National Corporation (NYSE: LNC) said today that the acquisition by Swiss Re of Lincoln’s reinsurance operation, Lincoln Re, has been completed. On July 30, the companies announced an agreement for Swiss Re to acquire Lincoln Re for USD 2 billion.

“The completion of this transaction strengthens Swiss Re’s leadership position in the US life and health reinsurance market, broadens our client base and underscores our expertise in risk and capital management,” said Jacques E. Dubois, chairman of Swiss Re Life & Health, North America.

In the financial year 2000, Lincoln Re reported premiums written totalling USD 1.4 billion and invested assets totalling USD 4.3 billion. The transaction is expected to be accretive to earnings per share in 2002.

Swiss Re is one of the world’s leading reinsurers with over 70 offices in more than 30 countries. In the 2000 financial year, gross premium volume amounted to CHF 26.1 billion (USD 15.4 billion) and the net income after tax reached CHF 3 billion (USD 1.8 billion). Swiss Re is rated “AAA” by Standard & Poor’s, “Aaa” by Moody’s and “A++” (superior) by A.M. Best.

Swiss Re Life & Health America Inc., is the US operation of Swiss Re Life & Health, a specialist global division of Swiss Re Group. The division delivers capital and risk management solutions to its clients – life and health insurers worldwide – across a wide spectrum of products. Based in London, the business group operates through a network of 37 offices in 31 countries, serving clients in virtually every country in the world.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. With headquarters in Philadelphia, PA, Lincoln National Corporation has consolidated assets of USD 90 billion and annual consolidated revenues of USD 6.9 billion. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) plans, mutual funds, institutional investment management and financial planning and advisory services. For more information about Lincoln, please visit the company’s Web site at www.lfg.com.